Exhibit 10.35

Richard Dreiling
CEO & President

August 29, 2006

Mr. Vincent A. Scarfone
310 Cambridge Drive
Butler, New Jersey 07405

Dear Jim:

This letter will confirm an offer of employment to you by Duane Reade Inc. (the “Company”).

Your initial assignment will be as Senior Vice President, Human Resources and Administration, reporting directly to me. You will be based at our headquarters office located at 440 9th Avenue, New York, NY. Your initial salary will be $250,000.00 ($8,615.38 paid bi-weekly). Future salary increases will be based on demonstrated job performance in accordance with Company policy and practice.

The Company offers an executive benefit program in which you will be able to participate, subject to the terms of eligibility for the individual benefit plans. You will receive three (3) weeks of paid vacation each calendar year subject to the restrictions of your job requirements. Please be aware that the Company’s vacation policy does not allow carryover from year to year. Therefore, if the three weeks are not taken they are forfeited each year.

As an executive of the Company, you will be eligible to participate in the Company’s performance incentive plan at fifty percent (50%) of your annual salary. The program is based on the attainment of company performance towards EBITDA targets and your individual performance toward goals mutually set between you and your immediate manager. Actual incentive payments will be paid yearly, usually at the end of the first quarter of each year, after Board approval. As with other executive benefits programs, eligibility and participation are subject to the specific provisions of the plan.

As an executive, you will be eligible to participate in the employee stock option plan. Subject to the terms and conditions of that plan, you will receive an initial grant of thirteen thousand (13,000) options to purchase Company Stock at a par value of One hundred dollars ($100.00) per share. Under the current plan provisions, the shares vest at a rate of (20%) per year of service with the Company. They will be 100% vested at the end of five (5) consecutive years of employment. Nothing in this paragraph shall act as a guarantee of any specific value of the options or the Company’s stock, other than as described in the plan relating to such options.

Your employment with the Company will be “at will”, meaning that either you or the Company are entitled to terminate your employment at any time for any reason, or no reason, with or without cause. Except as set forth in the following sentence, in the event the Company terminates your employment other than for “cause” (as defined) you will be paid severance equal to one year salary at your then current salary payable in bi-weekly installments. For purposes of this Agreement “cause” shall mean termination for: (1) a repeated refusal to comply with a lawful directive of the Chief Executive Officer; (2) serious misconduct, dishonesty or disloyalty directly related to the performance of duties for the Company, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (3) being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have an adverse impact on the Company’s reputation and standing in the community; (4) willful and continued failure to substantially perform your duties under this Agreement; or (5) any other material breach of the Agreement. In the event of termination for cause, you will be entitled to any unpaid salary through the date of termination, plus any earned and accrued unused vacation pay or deferred compensation payments. You will not be entitled to any other compensation from the Company, including without limitation, severance pay.

You will be reimbursed for all normal business expenses in accordance with Company policy.

This letter is intended to memorialize the offer of employment provided by the Company and if these terms are acceptable to you, to create an at-will employment relationship under these terms. Nothing in this letter is intended or shall have the effect of modifying or amending the terms, conditions, or requirements of any benefit plan, retirement plan or welfare plan or arrangement offered by the Company. During your employment, you will remain subject to, and be required to abide by, all terms, conditions and requirements of the policies and practices dictated by the Company for executive employees.

Sincerely,
/s/ RICHARD W. DREILING
Richard W. Dreiling
/s/ VINCENT A. SCARFONE
Mr. Vincent A. Scarfone	Date